UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2018

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Calle Amanecer San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry Into a Material Definitive Agreement.

On November 26, 2018, ReShape Lifesciences Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with two healthcare focused institutional for the sale by the Company of 8,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of 670,000 shares of Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 7,330,000 shares of Common Stock at a purchase price of $1.25 per share and a purchase price of $1.24 per Pre-Funded Warrant (the “Registered Direct Offering”). The exercise price of each Pre-Funded Warrant is $0.01 per share. The Company also issued warrants (the “Warrants”) to purchase 8,000,000 shares of Common Stock, which represents 100% of the shares of Common Stock, including shares underlying the Pre-Funded Warrants, to be sold in the Registered Direct Offering, at an exercise price of $1.50 per share. Subject to certain ownership limitations, the Warrants are exercisable beginning immediately on the issuance date and will expire on the five year anniversary of the date of issuance. Each Pre-Funded Warrant will be exercisable for one share of Common Stock.

The Registered Direct Offering is expected to close on or about November 28, 2018, subject to customary closing conditions. The Company intends to use the net proceeds of the Registered Direct Offering to continue its commercialization efforts, for clinical and product development activities, and for other working capital and general corporate purposes. The Company estimates that the net proceeds from the Registered Direct Offering will be approximately $9.1 million after deducting certain fees due to the placement agent and other estimated transaction expenses.

The securities sold in the Registered Direct Offering were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the SEC on May 21, 2018 and subsequently declared effective on June 1, 2018 (File No. 333-225083), and the base prospectus dated as of June 1, 2018 contained therein. The Company filed a prospectus supplement with the SEC on November 28, 2018 in connection with the sale of the securities in the Registered Direct Offering.

In connection with the Registered Direct Offering, the placement agent received an aggregate fee equal to 8.0% of the gross proceeds received by the Company from the sale of the securities in the Registered Direct Offering, as well as $85,000 for certain expenses, and warrants to purchase up to 7.0% of the aggregate amount of shares of Common Stock (including shares underlying the Pre-Funded Warrants) sold in the Registered Direct Offering (the “Placement Agent Warrants”), or 560,000. The Placement Agent Warrants have substantially the same terms as the Warrants, except that the exercise price of the Placement Agent Warrants is $1.5625 per share and the expiration date of the Placement Agent Warrant is November 26, 2023.

The representations, warranties and covenants contained in the Purchase Agreements were made solely for the benefit of the parties to the Purchase Agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreements and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreements, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Purchase Agreements, the Warrants, the Pre-Funded Warrants and the Placement Agent Warrants are not complete and are qualified in their entirety by references to the full text of the form of Purchase Agreement, the form of Warrant, the form of Pre-Funded Warrant and the form of Placement Agent Warrant which are filed hereto as exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this report and are incorporated by reference herein.

A copy of the opinion of Fox Rothschild LLP relating to the validity of the securities issued in the Registered Direct Offering is filed herewith as Exhibit 5.1.

Item 8.01                                           Other Events.

On November 26, 2018, the Company issued a press release announcing the pricing of the Registered Direct Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Since November 13, 2018, the Company has sold an aggregate of 5,813,506 shares of common stock under its previously announced at-the-market public offering pursuant to a sales agreement, dated October 2, 2018, with H.C. Wainwright & Co., LLC, at an average selling price of approximately $2.28 per share, which resulted in gross proceeds of approximately $13.2 million and net proceeds of approximately $12.0 million after payment of the sales agent commissions and fees and other offering costs. Following the completion of the Registered Direct Offering, and taking into account the shares issued in the at-the-market offering through November 28, 2018, the Company will have a total of 14,970,328 shares of common stock outstanding (including the 7,330,000 shares underlying the Pre-Funded Warrants).

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
4.1	Form of Warrant

4.2	Form of Pre-Funded Warrant

4.3	Form of Placement Agent Warrant

5.1	Opinion of Fox Rothschild LLP

10.1	Form of Securities Purchase Agreement

23.1	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

99.1	Press Release dated November 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Dated: November 28, 2018